SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant:                                 |X|
Filed by a Party other than the Registrant:          |_|

Check the appropriate box:
|_|      Preliminary Proxy Statement
|_|      Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           MATRIX CAPITAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                           MATRIX CAPITAL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.
|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined).

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:

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



                           MATRIX CAPITAL CORPORATION
                        1380 LAWRENCE STREET, SUITE 1410
                             DENVER, COLORADO 80204

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 1, 1997


To the Shareholders of Matrix Capital Corporation:

         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Matrix Capital Corporation, a Colorado corporation (the "Company"), will be held at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, Colorado 80237, on the 1st day of May, 1997, at 2:00 p.m. (local time) for the following purposes:

          1. To elect two (2) directors to hold office until the 2000 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and shall have qualified;

          2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the 1997 fiscal year; and

          3. To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

         The Board of Directors has fixed the close of business on March 21, 1997 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The stock transfer books will not be closed. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten (10) days prior to the Annual Meeting.

         You are cordially invited to attend the meeting; WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, HOWEVER, YOU ARE URGED TO MARK, SIGN, DATE, AND MAIL THE ENCLOSED FORM OF PROXY PROMPTLY SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. Your proxy will be returned to you if you should be present at the meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       James G. Panero, Secretary


March 28, 1997

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



                           MATRIX CAPITAL CORPORATION
                        1380 LAWRENCE STREET, SUITE 1410
                             DENVER, COLORADO 80204

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 1, 1997

                           ---------------------------

                          SOLICITATION AND REVOCABILITY
                                   OF PROXIES



         The accompanying proxy is solicited by the Board of Directors on behalf of Matrix Capital Corporation, a Colorado corporation (the "Company"), to be voted at the 1997 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 1, 1997, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice") and at any adjournment(s) thereof. WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED THEREBY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON; IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, IN FAVOR OF PROPOSAL 2 SET FORTH IN THE NOTICE, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 3 SET FORTH IN THE NOTICE.

         The executive offices of the Company are located at, and the mailing address of the Company is, 1380 Lawrence Street, Suite 1410, Denver, Colorado 80204.

         Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

         This proxy statement (the "Proxy Statement") and accompanying form of proxy are being mailed on or about March 28, 1997. The Company's Annual Report is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

         Any shareholder of the Company giving a proxy has the unconditional right to revoke his proxy at any time prior to the voting thereof either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to James
G. Panero, Secretary, Matrix Capital Corporation, 1380 Lawrence Street, Suite 1410, Denver, Colorado 80204; no such revocation shall be effective, however, until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

         In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of voting Common Stock, par value $.0001 per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

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                                                         1

         The cost of  preparing,  printing,  assembling,  and mailing the Annual
Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of the Common Stock, and other costs of solicitation, are to be borne by the Company.


                                QUORUM AND VOTING

         The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close on business of March 21, 1997 (the "Record Date"). On the Record Date, there were 6,681,031 shares of Common Stock issued and outstanding.

         Each holder of Common Stock shall be entitled to one vote for each share of Common Stock on all matters to be acted upon at the meeting. Neither the Company's Amended and Restated Articles of Incorporation, as amended, nor its Bylaws, as amended, allow for cumulative voting rights. The Company's Amended and Restated Articles of Incorporation specifically prohibit cumulative voting in an election of directors or for any other matter(s) to be voted upon by the shareholders of the Company. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, may adjourn the Annual Meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the meeting is required for the election of directors and the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 2.

         An automated system administered by the Company's transfer agent tabulates the votes. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal.




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                                                         2

            PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of Common Stock as of the Record Date by (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company's directors and advisory directors; (iii) each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers"); and (iv) all directors, advisory directors and executive officers of the Company as a group. The address of each person listed below is 1380 Lawrence Street, Suite 1410, Denver, Colorado 80204.


                                                             SHARES BENEFICIALLY
                                                                   OWNED (1)
                                                            ---------------------
                                                                                 Percent
                     Name                                 Number                 of Class
-----------------------------------------------        -------------             --------
Guy A. Gibson..................................         1,280,858(2)                19.2%
Richard V. Schmitz.............................         1,280,858(3)                19.2
D. Mark Spencer................................           878,910(2)(3)             13.2
Thomas M. Piercy...............................           234,375                    3.5
David W. Kloos.................................           139,438                    2.1
Stephen Skiba..................................             7,500(4)                 *
David A. Frank.................................             7,500(4)                 *
Peter G. Weinstock.............................             5,000(4)                 *
All directors, advisory directors and executive         3,957,473(4)                59.2
   officers as a group (13 persons)............
-----------

*        Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.
(2) On June 24, 1993, Mr. Gibson granted Mr. Spencer an option to purchase 133,983 of Mr. Gibson's shares of Common Stock at any time on or prior to June 23, 1998, at an exercise price of $2.41 per share. The amount shown in this table as beneficially owned by Mr. Spencer does not reflect these 133, 983 shares of Common Stock.
(3) On June 24, 1993, Mr. Schmitz granted Mr. Spencer an option to purchase 133,983 of Mr. Schmitz's shares of Common Stock, at any time prior to June 23, 1998, at an exercise price of $2.41 per share. The amount shown in this table as beneficially owned by Mr. Spencer does not reflect these 133, 983 shares of Common Stock.
(4) Includes options that are currently exercisable, or become exercisable within 60 days of the Record Date, to purchase the number of shares of Common Stock indicated for the following persons:Stephen Skiba (2,500), David A. Frank (2,500), and Peter G. Weinstock (2,500).



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                                                         3

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

GENERAL

         Matrix Capital Corporation ("Matrix Capital") is a unitary thrift holding company that operates principally through six operating subsidiaries:
United Financial, Inc. ("United Financial"), Matrix Financial Services Corporation ("Matrix Financial"), Matrix Capital Bank ("Matrix Bank"), United Special Services, Inc. ("USS"), Sterling Trust Company ("Sterling") and First Matrix Investment Services Corporation, f/k/a Vintage Financial Services Corporation ("First Matrix").

         The Bylaws, as amended, of the Company provide that the number of directors that shall constitute the whole board shall be as fixed from time to time by the Board of Directors. By resolution of the Board of Directors, the number of directors comprising the Board of Directors has been set at seven (7).

         The Board of Directors is divided into three classes. Directors for each class are elected at the annual meeting held in the year in which the term for such class expires and serve thereafter for three years or until their successors are elected and qualified. All advisory directors serve at the pleasure of the Board of Directors. Subject to any applicable employment agreement provisions, all officers are appointed by, and serve at the discretion of, the Board of Directors of the Company. There are no family relationships between any directors or officers of the Company or any of its subsidiaries.

NOMINEES AND CONTINUING DIRECTORS

         Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the office of director of the Company, to hold office until the 2000 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and shall have qualified. Proxies cannot be voted for a greater number of persons than the nominees named.

         Information regarding each nominee, each of the continuing directors of the Company, and each advisory director of the Company is set forth in the table and text below:


                                            PRESENT                  DIRECTOR'S
       NAME                 AGE          OFFICE(S) HELD             TERM EXPIRES
NOMINEES:
  Thomas M. Piercy           32     Matrix Capital:  Director               2000
                                    United Financial:  President

  Stephen G. Skiba(1)(2)     42     Matrix Capital:  Director               2000

CONTINUING DIRECTORS:

  Guy A. Gibson              32     Matrix Capital:  President, Chief       1998
                                     Executive Officer and Director
                                    Matrix Financial: Chairman of the
                                     Board and President


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                                                         4

                                              PRESENT                DIRECTOR'S
        NAME                AGE           OFFICE(S) HELD            TERM EXPIRES
  David W. Kloos             35     Matrix Capital: Senior Vice President,  1998
                                     Chief Financial Officer and Director
                                    Matrix Bank:  Executive Vice President
                                     and Chief Financial Officer

  David A. Frank(1)(2)       49     Matrix Capital:  Director               1998

  Richard V. Schmitz         34     Matrix Capital:  Chairman of the Board  1999
                                     United Financial:  Chairman of the
                                     Board
  D. Mark Spencer            37     Matrix Capital:  Vice Chairman and      1999
                                     Director
                                    Matrix Bank:  Chairman of the Board
ADVISORY DIRECTOR:
  Peter G. Weinstock         35     Matrix Capital:  Advisory Director       --



(1)      Member of the Audit Committee.
(2)      Member of the Compensation Committee.

     GUY A. GIBSON has served as the Chief Executive Officer and a director of Matrix Capital since its formation in June 1993. Mr. Gibson has served as Chairman of the Board of Matrix Financial since August 1990 and as its President since August 1994. Mr. Gibson was one of the original founders of Matrix Financial and acted as its Chief Executive Officer during 1990. Prior to his tenure with the Company, Mr. Gibson held the position of Account Executive with the investment banking firms of PaineWebber from 1987 to 1989 and Lincoln Financial Group, a Denver-based servicing brokerage firm, from 1989 to 1990.

     RICHARD V. SCHMITZ has served as a director of Matrix Capital since its formation in June 1993 and was elected Chairman of the Board of Matrix Capital in February 1996. Mr. Schmitz was one of the original founders of United Financial, held the position of Chief Executive Officer of United Financial from 1990 until early 1997, and has been Chairman of the Board of United Financial since that time.

     D. MARK SPENCER served as Chairman of the Board of Matrix Capital from June 1993 until February 1996. Mr. Spencer has also served as an executive officer of the Company since June 1993. Mr. Spencer has served as Chairman of the Board of Matrix Bank since October 1993, and has served as director of Matrix Financial since August 1990. From 1985 through July 1990, Mr. Spencer served as Vice President of Secondary Marketing for Austin Federal Savings and Loan, an Austin, Texas savings and loan association.

     THOMAS M. PIERCY served as Senior Vice President of United Financial from October 1990 to June 1996, when he was elected President of United Financial. Mr. Piercy has served as a director of Matrix Capital since June 1993. From 1986 to 1990, Mr. Piercy served as Managing Director of Lincoln Financial Group.

     DAVID W. KLOOS has served as a Vice President and Chief Financial Officer of Matrix Capital since June 1993, and he has served as a director of Matrix Capital also since June 1993. Mr. Kloos was appointed as Senior Vice President of Matrix Capital in September 1996. Mr. Kloos has served as Executive Vice President and Chief

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                                                         5

Financial Officer of Matrix Bank since October 1993. From 1989 through 1993, Mr. Kloos served as Senior Vice President and Chief Financial Officer of Argo Federal Savings Bank, a Summit, Illinois federal savings bank. From 1985 to 1989, Mr. Kloos, a certified public accountant, was employed by the Chicago office of KPMG Peat Marwick LLP.

     STEPHEN G. SKIBA, a director of Matrix Capital since March 1996, is Senior Vice President and Senior Analyst, focusing on banks and thrifts, for the ABN Amro Chicago Corporation, an investment banking firm in Chicago, Illinois. From November 1990 to June 1996, Mr. Skiba was Senior Vice President, Chief Financial Officer and Treasurer of N.S. Bancorp, Inc. in Chicago, Illinois. Prior to joining N.S. Bancorp, Inc., Mr. Skiba was an audit partner with the Chicago office of KPMG Peat Marwick LLP, primarily responsible for financial institutions and real estate audit engagements.

     DAVID A. FRANK was elected director of Matrix Capital in September 1996. Mr. Frank is President, Chief Executive Officer and founder of America's Mortgage Source, a mortgage company based in Marlton, New Jersey that is primarily involved in the origination of residential mortgage loans and which was formed in 1995. From 1994 to 1995, Mr. Frank served as President and Chief Executive Officer of Chemical Residential Mortgage Corporation in Edison, New Jersey, and as a director of Chemical Bank, N.A. Chemical Residential Mortgage Corporation was the primary mortgage banking operation of Chemical Banking Corporation. Prior to joining Chemical Residential Mortgage Corporation, Mr. Frank served from 1989 to 1994 as President and Chief Operating Officer of Margaretten Financial Corporation, a publicly traded national mortgage banking company based in Perth Amboy, New Jersey. From 1977 to 1989, Mr. Frank held various positions with Primerica Corporation/American Can Company (now known as Travelers, Inc.), where he was primarily involved in mergers, acquisitions, capital market activities and in restructuring a manufacturing-based concern into a diversified financial services company.

     PETER G. WEINSTOCK has served as an advisory director to Matrix Capital since September 1996. In his capacity as advisory director, Mr. Weinstock is invited to attend meetings of the Board of Directors and to participate in its discussions. However, Mr. Weinstock is not entitled to vote in matters submitted for approval and is not involved in the administration or management of the Company. Mr. Weinstock is a member of the law firm of Jenkens & Gilchrist, a Professional Corporation, where he has been employed for more than five years. Jenkens & Gilchrist, a Professional Corporation, serves as outside general counsel to the Company.

     The Board of Directors does not contemplate that any of the nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

EXECUTIVE OFFICERS

     The following sets forth the name, age, current position with the Company, and the principal occupation during the last five years of each executive officer of the Company. Information with respect to Messrs. Gibson, Schmitz, Spencer, Piercy and Kloos is set forth above under the caption "--Nominees and Continuing Directors."

     THOMAS P. CRONIN, age 51, joined the Company as a senior executive officer effective March 1, 1997. Mr. Cronin will assume the management position of Vice Chairman of the Company and Chief Executive Officer of United Financial. Prior to joining the Company, Mr. Cronin held various positions with MCA Financial Corporation, a Michigan-based financial services company, and its wholly owned subsidiary, MCA Mortgage Corporation. Mr. Cronin's most recent management position with MCA Financial Corporation was Vice

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                                                         6

Chairman; however, Mr. Cronin continues to serve as a director of MCA Financial Corporation. Mr. Cronin has over 30 years of experience in the mortgage banking industry and currently is the Legislative Vice Chairman and board member for the Mortgage Bankers Association of America.

     GARY LENZO, age 46, has served as President and Chief Executive Officer and a director of Matrix Bank since October 1993. From 1987 to 1992, Mr. Lenzo served as Vice President of Austin Savings Association and Great Western Savings Bank, both Austin, Texas based savings associations. From 1984 to 1986, Mr. Lenzo served as Vice President of Unifirst American Mortgage Corporation, an Austin, Texas mortgage company.

     THOMAS J. OSSELAER, age 38, has served as Executive Vice President and Chief Financial Officer of Matrix Financial since July 1993, Chief Operating Officer since August 1994, and was Vice President from March 1992 to July 1993. From January 1990 to February 1992, Mr. Osselaer served as Treasurer and Finance Division Manager for the receivership of MeraBank Federal Savings Bank, a Resolution Trust Corporation controlled savings bank in Phoenix, Arizona. From 1985 to 1990, Mr. Osselaer served as Vice President, Assistant Treasurer and Investment Manager for MeraBank Federal Savings Bank.

     JAMES G. PANERO, age 34, has served as Senior Vice President, General Counsel and Secretary of Matrix Capital since January 1996. From 1994 to 1995, Mr. Panero served as Senior Counsel of Chemical Residential Mortgage Corporation of Edison, New Jersey, the mortgage banking subsidiary of Chemical Bank. From 1992 to 1994, Mr. Panero served as Associate Counsel of Margaretten and Co., Inc., a publicly traded national mortgage banking company in Edison, New Jersey, which was acquired by Chemical Bank in 1994. From 1988 to 1992, Mr. Panero served as an associate with the law firm of Gurfein & Graubard in New York City where he specialized in commercial and real estate litigation.

     PAUL E. SKRETNY, age 52, has served as Chief Executive Officer of Sterling since May 1993 and as Chairman of the Board of First Matrix since March 1994. Prior to his association with Sterling, Mr. Skretny was Senior Vice President of APS Securities Corporation and Masterson, Moreland, Sauer, Whisman Inc. from June 1988 to February 1993, providing investment services and assistance to individual and institutional investors. From May 1975 to April 1988, Mr. Skretny was employed by Jefferson Bancshares, Inc. and its subsidiaries serving as President and Chief Executive Officer from 1984 to 1988. From June 1964 to 1975, he was employed by the Manufacturers & Traders Trust Company and the Bank of Buffalo in various positions as Assistant Manager, Operations Officer, Assistant Vice President and Vice President of Branch Office Administration. Mr. Skretny holds professional certifications and licenses as a fully registered general securities representative, general securities principal and uniform securities agent.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors currently has two standing committees: the Compensation Committee and the Audit Committee. The Compensation Committee and the Audit Committee are each comprised of Mr. Skiba and Mr. Frank. The Compensation Committee is responsible for recommending to the Board of Directors the Company's executive compensation policies for senior officers and administering the 1996 Amended and Restated Stock Option Plan (the "Plan") and the Employee Stock Purchase Plan (the "Purchase Plan"). The Compensation Committee held no meetings during 1996, although it did act on several occasions during 1996 by unanimous consent. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter, and performing such other duties as the Board of Directors may from time to time prescribe. The Audit Committee held no meetings during 1996.

     The Board of Directors does not have a standing Nominating Committee.


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                                                         7

     The Board of Directors held six meetings during 1996. During 1996, each director attended all of the meetings of the Board of Directors during the time that he served as director.

DIRECTOR COMPENSATION

     The Company pays each nonemployee director of the Company a $3,750 quarterly retainer and a fee of $1,000 ($250 if such director's attendance is via teleconference) for each meeting of the Board of Directors of the Company that he attends. The Company also reimburses each director for ordinary and necessary travel expenses related to such director's attendance at Board of Directors and committee meetings. Nonemployee directors are also eligible for stock option grants under the Plan.

     Each advisory director of the Company is paid a $2,500 quarterly retainer and a fee of $1,000 ($250 if such advisory director's attendance is via teleconference) for each meeting of the Board of Directors of Matrix Capital that he attends. The Company also reimburses each advisory director for ordinary and necessary travel expenses related to such advisory director's attendance at Board of Directors meetings. Advisory directors are also eligible for stock option grants under the Plan.



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                                                         8

COMPENSATION OF EXECUTIVE OFFICERS

     The Summary Compensation Table below provides certain summary information concerning compensation paid or accrued during 1995 and 1996 by the Company to or on behalf of the Chief Executive Officer and the four other highest paid executive officers of the Company whose salary and bonus for 1996 was in excess of $100,000:


                                                                      ANNUAL                              LONG-TERM
                                                                 COMPENSATION (1)                       COMPENSATION
                                                       -------------------------------------    ----------------------------
                                                                                OTHER ANNUAL       OPTIONS/       ALL OTHER
       NAME AND PRINCIPAL POSITIONS           YEAR      SALARY       BONUS      COMPENSATION        SARS        COMPENSATION
-------------------------------------------  -------  ----------- ----------  ---------------  ------------    --------------
Guy A. Gibson                                 1996      $ 250,000 $       --       $47,514(2)            --     $ 8,375(3)(4)
   President, Chief Executive Officer and     1995        250,000         --        46,552(2)            --       8,300(3)(4)
   Director of Matrix Capital; President
   and Chairman of the Board of Matrix
   Financial

Richard V. Schmitz                            1996        250,000         --               --            --       8,375(3)(4)
   Chairman of the Board of Matrix Capital;   1995        250,000    100,000               --            --       8,300(3)(4)
   Chief Executive Officer of United
   Financial

D. Mark Spencer                               1996        250,000         --               --            --       8,375(3)(4)
   Vice Chairman of the Board of Matrix       1995        250,000         --               --            --       8,300(3)(4)
   Capital

Thomas M. Piercy                              1996        293,626         --               --            --       2,375(4)
   Director of Matrix Capital; President      1995        271,372         --               --            --       2,300(4)
    of United Financial

David W. Kloos                                1996        100,000     30,000               --     35,000(5)      84,772(3)(4)(6)
   Senior Vice President, Chief Financial     1995        100,000     20,000               --                   109,300(3)(4)(7)
   Officer and Director of Matrix Capital;
   Executive Vice President and Chief
   Financial Officer of Matrix Bank


(1) Annual compensation does not include the cost to the Company of benefits certain executive officers receive in addition to salary and cash bonuses. The aggregate amounts of such personal benefits, however, did not exceed the lesser of either $50,000 or 10% of the total annual compensation of such executive officer.
(2) Each amount specified represents payments made to Mr. Gibson during the year shown in respect of Mr. Gibson's accrued tax liability during prior periods in which the Company operated as an "s" corporation.
(3) Of this amount, $6,000 represents directors fees paid by Matrix Bank for such person's service on that entity's board of directors for each of 1995 and 1996.
(4) Of this amount, $2,300 and $2,375, respectively, represents the Company's contribution to such person's account maintained under the 401(k) savings plan during 1995 and 1996, respectively.
(5) The exercise price per share for these options is $10.00. These options become exercisable ratably over five years, with the first 20% becoming exercisable on October 18, 1997.
(6) Of this amount, $76,397 represents the amount paid to Mr. Kloos during 1996 to provide for the income taxes owed by Mr. Kloos in connection with the $101,000 payment disclosed in footnote (7).
(7) Of this amount, $101,000 represents the estimated value of a stock bonus of 138,938 shares awarded to Mr. Kloos on January 1, 1995 for services rendered.

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                                                         9

GRANTS OF OPTIONS

         The following table sets forth details regarding stock options granted to the Named Executive Officers during 1996. In addition, there are shown the "option spreads" that would exist for the respective options granted based upon assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

                                               OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                              --------------------------------------------------------------------------
                                                                                              POTENTIAL REALIZABLE VALUE
                                 NUMBER OF     PERCENT OF                                       AT ASSUMED ANNUAL RATES
                                 SECURITIES  TOTAL OPTIONS                                   OF STOCK PRICE APPRECIATION
                                 UNDERLYING    GRANTED TO                                          FOR OPTION TERM (2)
                                   OPTIONS    EMPLOYEES IN    EXERCISE      EXPIRATION       ---------------------------
            NAME                  GRANTED     FISCAL YEAR   OR BASE PRICE      DATE                5%              10%
----------------------------- -------------  -------------  -------------  --------------  ---------------   -----------
Guy A. Gibson................       --            --             --             --         $       --        $     --
Richard V. Schmitz...........       --            --             --             --                 --              --
D. Mark Spencer..............       --            --             --             --                 --              --
Thomas M. Piercy.............       --            --             --             --                 --              --
David W. Kloos(1)............   35,000           30.5%       $10.00         10/18/06          220,150         557,900



(1) Options were granted under the Plan. The exercise price of each option is the fair market value of the Common Stock on the date of grant. Options vest in one-fifth increments over a five-year term. The options have a term of 10 years, unless they are exercised or expire upon certain circumstances set forth in the Plan, including retirement, termination in the event of a change in control, death or disability. See footnote (4) to the Summary Compensation Table.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not be achieved.


EXERCISES OF OPTIONS

      The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 1996, and unexercised options held as of December 31, 1996. No options were exercised by the Named Executive Officers during 1996.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

                                                                                                       VALUE OF
                                                                               NUMBER OF              UNEXERCISED
                                      NUMBER OF                               UNEXERCISED             IN-THE-MONEY
                                       SHARES                                  OPTIONS                 OPTIONS
                                      ACQUIRED                                AT FY-END:              AT FY-END:
                                         ON                                  EXERCISABLE/            EXERCISABLE/
               NAME                   EXERCISE          VALUE REALIZED       UNEXERCISABLE          UNEXERCISABLE(1)
----------------------------------    --------          --------------       -------------          ----------------
Guy A. Gibson.....................        --                 --                  --/--                 $ --/--
Richard V. Schmitz................        --                 --                  --/--                   --/--
D. Mark Spencer...................        --                 --                  --/--                   --/--
Thomas M. Piercy..................        --                 --                  --/--                   --/--
David W. Kloos....................        --                 --                  --/35,000               --/205,625

---------------------
(1) Values are stated based upon the closing price of $15.875 per share of the Common Stock on the Nasdaq National Market on December 31, 1996, the last trading day of the Company's fiscal year.

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                                                        10

COMPENSATION AND EMPLOYMENT AGREEMENTS

      In January 1996, the Company entered into a five-year employment agreement with Mr. Kloos. Under the terms of such agreement, Mr. Kloos is paid an annual salary as agreed to by Mr. Kloos and Matrix Capital and, in addition, he is to receive five annual installment payments of $25,000 each. This employment agreement is terminable without advance notice by the Company for good cause, which is generally defined to include a breach by Mr. Kloos of the employment agreement, a breach by Mr. Kloos of his fiduciary duties owed to the Company, and fraud, embezzlement or theft from the Company by Mr. Kloos. In addition, the employment agreement terminates upon the death or disability of Mr. Kloos and Mr. Kloos may resign upon 30 days' notice to the Company.

      The Company has also entered into an employment agreement with Mr. Lenzo. Under the terms of such agreement, Mr. Lenzo is employed as the President and Chief Executive Officer of Matrix Bank until January 1, 1999 at a base salary of $110,000 per annum. In addition, Mr. Lenzo is eligible to participate in an equitable manner in all discretionary bonuses authorized to be paid the employees of Matrix Bank. The Company may, without notice, terminate this employment agreement for just cause (which is generally defined to include personal dishonesty, incompetence, willful misconduct or a breach of fiduciary duty) and, in such case, the Company shall be obligated to pay Mr. Lenzo his compensation accrued through the date of such termination. The Company may also, upon 60-days' notice to Mr. Lenzo, terminate Mr. Lenzo's employment agreement for any reason other than just cause and, in such a case, the Company will be obligated to pay Mr. Lenzo his compensation through January 1, 1999. In addition, the Regional Director of the Office of Thrift Supervision (the "OTS") may terminate Mr. Lenzo's employment agreement in certain instances, including if the Federal Deposit Insurance Corporation (the "FDIC") enters into an agreement to provide assistance to Matrix Bank under its authority granted by the Federal Deposit Insurance Act (the "FDI Act") or if the Regional Director determines that Matrix Bank is in an unsafe or unsound position. Mr. Lenzo is entitled to certain change in control payments if, after a change in control of Matrix Bank or Matrix Capital, Mr. Lenzo's employment is terminated prior to January 1, 1999. The amount of such change in control payments, if required to be paid, would generally be the balance of Mr. Lenzo's salary through January 1, 1999 plus an additional amount that is equal to the amount of Mr. Lenzo's annual compensation paid to Mr. Lenzo by Matrix Bank for the year prior to his termination. The payments to Mr. Lenzo upon a change in control, however, may not exceed 2.99 times Mr. Lenzo's "base amount" (as defined in Section 280G(b)(3) of the Code) without adverse tax consequences.

      In connection with the acquisition by the Company of The Vintage Group, Inc. ("Vintage"), the parent company of First Matrix and Sterling, the Company entered into an employment agreement with Mr. Skretny. This employment agreement provides for a term of three years during which Mr. Skretny shall be employed as President and Chief Executive Officer of Vintage, Sterling and First Matrix at an annual base salary, subject to periodic review by the Board of Directors of the Company, of $135,500. Mr. Skretny is also eligible for a performance bonus if the Board of Directors of the Company determines in good faith that Mr. Skretny has met the performance standards consistent with his position. Under the terms of his employment agreement, Mr. Skretny was granted options to purchase 25,000 shares of Common Stock at $14.25 per share. Such options will generally become exercisable in 20% increments on the first through fifth anniversary dates of the date of grant of such options. Mr. Skretny's employment agreement may be terminated by Mr. Skretny or the Company upon 30 days' notice, but in the event of such termination by the Company, the Company must pay Mr. Skretny a one-time payment equal to the base salary that would be due Mr. Skretny for the remainder of the three-year term. The Company may also terminate the employment agreement for cause (which is generally defined to include continued failure by Mr. Skretny to perform his assigned duties, a material breach by Mr. Skretny of any of the terms of his employment agreement, or intentional dishonest, fraudulent or felonious acts committed by Mr. Skretny).



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                                                        11

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      In connection with the Company's initial public offering in October 1996, the Board of Directors established a Compensation Committee to review and approve the compensation levels of executive officers of the Company, evaluate the performance of the executive officers, consider senior management succession issues and any related matters for the Company. The Compensation Committee is charged with reviewing with the Board of Directors in detail all aspects of the cash compensation for the executive officers of the Company. Stock option compensation for the executive officers is also considered by the Compensation Committee.

      Because the Compensation Committee was formed in October 1996, it was not charged with establishing or passing upon the 1996 compensation for the executive officers of the Company. Such determinations were made by the entire Board of Directors, which was comprised at the time of such determination of several of the Company's executive officers, including Mr. Gibson, the Company's Chief Executive Officer, Mr. Schmitz, the Company's Chairman of the Board, Mr. Kloos, the Company's Chief Financial Officer, Mr. Spencer, a Vice Chairman of the Company, and Mr. Piercy, the President of United Financial. The Compensation Committee, however, did meet during early 1997 to, among other things, review the executive compensation paid by the Company during 1996. In making such review, the Compensation Committee considered a number of factors, including the 34.6% increase in net income of the Company for 1995 versus 1994, the compensation paid to comparable officers in a peer group of publicly-traded competitors of the Company and the employment agreements existing with several of the Company's executive officers. The Compensation Committee concluded in its review that such compensation was reasonably related to the performance of the Company and those individuals during fiscal 1996.

      Subsequent to its formation, the members of the Compensation Committee also met to establish a philosophy in determining executive compensation for fiscal 1997 and future years. The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include preserving a strong financial posture, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long term growth opportunities, enhancing stockholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates. In recent years these conditions reflect a highly competitive market environment and rapidly changing regional, geographic and overall industry market conditions. The Compensation Committee is also mindful, however, of the fact that several of the Company's executive officers have entered into employment agreements in connection with their agreements to join the Company; accordingly, with respect to those executive officers, the Compensation Committee recognizes that, to a large degree, compensation for such persons is set by contract.

      In general, the Compensation Committee has determined that the available forms of executive compensation should include base salary, cash bonus awards and stock options. Performance of the Company will be a key consideration (to the extent that such performance can fairly be attributed or related to such executive's performance), as well as the nature of each executive's responsibilities and capabilities. The Company's compensation philosophy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation philosophy also will give consideration to the Company's achievement of specified business objectives when determining executive officer compensation. The Compensation Committee will endeavor to compensate the Company's executive officers based upon a Company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers.


CORPDAL:61850.4 26059-00016
                                                        12

      An additional objective of the Compensation Committee in determining compensation is to reward executive officers with equity compensation in addition to salary in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of its employees in an effort to further instill shareholder considerations and values in the actions of all the employees and executive officers. In making its determinations, some consideration will be given by the Compensation Committee to the number of options already held by such persons and the existing amount of Common Stock already owed by such persons. Stock option awards in 1996 were determined by the Compensation Committee in connection with the initial public offering and were used to reward certain executive officers and to retain each of them through the potential of capital gains and additional equity buildup in the Company. The number of stock options granted was determined, in part, by the subjective evaluation of each executive's ability to influence the Company's long term growth and profitability and by the amount of equity owed by such executive officers prior to the Company's initial public offering in October 1996. The Compensation Committee believes that the award of options represents an effective incentive to create value for the shareholders.

      In determining executive compensation for 1997, the Compensation Committee reviewed several factors. Particular emphasis was placed upon the successful completion of the Company's initial public offering and the overall growth experienced during 1996 by the Company. After consideration, the Compensation Committee determined to set the base salary for Messrs. Gibson, Schmitz and Spencer at levels equivalent to the 1996 level. The remaining executive officers each received moderate increases in base salary based upon the increased duties and responsibilities associated with the growth of the Company and its status as a publicly-traded entity.

      The Compensation Committee is currently investigating the possibility of implementing a formal bonus plan for the Company's executive officers and other key employees. The Compensation Committee believes it will retain, in the near future, the services of an outside consultant to recommend the form and terms of the formal bonus plan, and it is anticipated that such plan will be implemented prior to payment of bonuses, if any, in fiscal 1997.

          Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Chief Executive Officer and the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction imit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee will consider the net cost to the Company in making all compensation decisions.


                                  COMPENSATION COMMITTEE

                                  Stephen G. Skiba
                                  David A. Frank




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                                                        13

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 1994, 1995 and most of 1996, the Company had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning executive compensation for fiscal 1996 were made by the Board of Directors, including Messrs. Gibson, Kloos, Schmitz, Piercy and Spencer, each of whom is an executive officer of the Company and participated in deliberations of the Board of Directors regarding executive officer compensation. The Board of Directors of the Company has established a Compensation Committee. See "--Committees of the Board of Directors."

      During the last completed fiscal year, no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee or, during the period in 1996 in which there was no Compensation Committee, the entire Board of Directors) of the Company.

      During the last completed fiscal year, no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee or, during the period in 1996 in which there was no Compensation Committee, the entire Board of Directors) of the Company.

      During the last completed fiscal year, no executive officer of the registrant served as a member of the Compensation Committee or, during the period in 1996 in which there was no Compensation Committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company.

COMMON STOCK PERFORMANCE GRAPH

      The following performance graph compares the cumulative return of the Common Stock with that of the Broad Market (the NASDAQ Market Index) and a published Industry Index (SIC Code 6162 - Mortgage Bankers and Loan Correspondents). Each index assumes $100 invested at October 18, 1996 and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.


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                                                        14

                               COMPARATIVE RETURNS
      MATRIX CAPITAL CORPORATION, BROAD MARKET AND PUBLISHED INDUSTRY INDEX
                     (PERFORMANCE RESULTS THROUGH 12/31/96)




                              [GRAPH APPEARS HERE]













                                     Beginning           Quarter Ended
                                  October 18, 1996     December 31, 1996
------------------------------  -------------------- ----------------------
Matrix Capital Corporation            100.00                 141.11
Industry Index                        100.00                  97.67
Broad Index                           100.00                 105.97




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                                                          15

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In October 1995, the Company loaned Matrix Diversified, Inc. ("Diversified"), a company in which Messrs. Gibson, Schmitz, Piercy, Spencer, Kloos and Osselaer, each of whom is an executive officer of the Company, and Mr. Robert Fowls, an officer of United Financial, own all of the outstanding capital stock, $750,000 in order to enable Diversified to purchase the assets of an unaffiliated business. Such loan accrues interest at 13% per annum and is secured by a secondary lien on the assets of Diversified. Principal and interest on this loan is due and payable in one lump sum on October 1, 2000. In addition, the Company leases approximately 7,400 square feet in its Phoenix office building to a subsidiary of Diversified at a base rental of approximately $8,500 per month. The lease expires in September 1997, but the Company anticipates that it will be renewed for successive one-year terms.

         On December 31, 1996, the Company renewed a loan originally made to Mr. Spencer, Vice Chairman of the Board and a shareholder of the Company, in December 1994 in the amount of approximately $80,000. The loan to Mr. Spencer accrues interest at the prime rate, is unsecured, and the entire principal and all accrued interest is due and payable in one lump sum on December 31, 1997. The Company has the option of extending the maturity of such loan to Mr. Spencer in annual increments.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Shareholders"), to file reports of ownership and changes of ownership with the Commission and NASDAQ National Market. Officers, directors and 10% Shareholders of the Company are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms so filed.

         Based solely on review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under
Section 16(a) applicable to its officers, directors and 10% Shareholders were timely, except that Mr. Skretny filed his Form 3 late, and Messrs. Kloos, Osselaer, Panero, Frank, and Lenzo failed to report on Form 4 one transaction each (which transactions were reported on Form 5s that were each filed late).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

                        PROPOSAL TO RATIFY APPOINTMENT OF
                              INDEPENDENT AUDITORS
                                  (PROPOSAL 2)

         The Board of Directors has appointed Ernst & Young LLP, independent auditors, to be the principal independent auditors of the Company and to audit its consolidated financial statements for the fiscal year ending December 31, 1997. Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1996, and has reported on the Company's consolidated financial statements. Representatives of the firm will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         The Board of Directors has the responsibility for the selection of the Company's independent auditors. Although shareholder ratification is not required for the selection of Ernst & Young LLP, and although such ratification will not obligate the Company to continue the services of such firm, the Board of Directors is submitting the selection for ratification with a view towards soliciting the shareholders' opinion thereon, which

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                                                        16
may be taken into consideration in future deliberations. If the appointment is not ratified, the Board of Directors must then determine whether to appoint other auditors before the end of the current fiscal year, and in such case, shareholders' opinions would be taken into consideration.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1997 FISCAL YEAR.

                                 OTHER BUSINESS
                                  (PROPOSAL 3)

         The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.


                    DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Stockholder proposals to be included in the Proxy Statement for the 1997 Annual Meeting must be received by the Company no later than November 27, 1997.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        James G. Panero, Secretary

March 28, 1997
Denver, Colorado


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


CORPDAL:61850.4 26059-00016
                                                        17

                                      PROXY

                           MATRIX CAPITAL CORPORATION
                              1380 Lawrence Street
                                   Suite 1410
                             Denver, Colorado 80204

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby appoints David W. Kloos and James G. Panero, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of the common stock of Matrix Capital Corporation (the "Company"), held of record by the undersigned on March 21, 1997, at the Annual Meeting of Shareholders of the Company to be held on May 1, 1997, and any adjournment(s) thereof.

                    [To Be Dated And Signed On Reverse Side]



CORPDAL:62578.1 26059-00017

         THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, IN FAVOR OF PROPOSAL 2, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 3.

         1. PROPOSAL TO ELECT AS DIRECTORS OF THE COMPANY THE FOLLOWING PERSONS TO HOLD OFFICE UNTIL THE 2000 ANNUAL ELECTION OF DIRECTORS BY SHAREHOLDERS OR UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

         [ ]               FOR all nominees listed
                           (except as marked below to the contrary)

         [ ]               WITHHOLD AUTHORITY to vote for all nominees listed

                                Thomas M. Piercy
                                  Stephen Skiba

        (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

                  Withhold:

         2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE 1997 FISCAL YEAR.

                            [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

         3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                             [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

                                           Dated:          , 1997
                                                 ----------

                                           -------------------------------------
                                           Signature

                                           -------------------------------------
                                           Signature, If Held Jointly

                    Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

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